Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated January 29, 2006 on our audit of the financial statements of Echo Healthcare Acquisition Corp. in Amendment No. 9 to the Registration Statement on Form S-1 and related Prospectus to be filed on or about February 23, 2006.

/s/ Eisner LLP
Eisner LLP
New York, New York
February 22, 2006